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                                                                     EXHIBIT 2.1


                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT") is entered into on the 10th day of July, 1998 by and between Reed Beidler (the "BUYER"), and NORTEK, INC., a Delaware corporation (the "SELLER").

     The Seller owns all of the issued and outstanding shares of capital stock (the "SHARES") of UNIVERSAL-RUNDLE CORPORATION (the "COMPANY").

     This Agreement contemplates a transaction in which the Buyer will purchase the Shares from the Seller for cash.

     1.   PURCHASE AND SALE OF SHARES.

          1.1 BASIC TRANSACTION. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of the Shares for the consideration specified below in this Section 1.

          1.2   PURCHASE PRICE.

                (a) As the purchase price for the Shares (the "PURCHASE PRICE"), the Buyer agrees to pay to the Seller at the Closing, by wire transfer of immediately available federal funds to a bank account designated by Seller, the sum of $33,653,000.

          1.3 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Baker & McKenzie, One Prudential Plaza, Chicago, Illinois, commencing at 9:00 a.m. local time on July 10, 1998, or such other date and/or time as the Buyer and the Seller may mutually agree (the "CLOSING DATE").

          1.4 DELIVERIES AT THE CLOSING. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments and documents referred to in Section 6 below, (ii) the Buyer will deliver to the Seller the various certificates, instruments and documents referred to in Section 7 below,
(iii) the Seller will deliver to the Buyer a stock certificate representing all of the Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) the Buyer will deliver to the Seller the consideration specified in Section 1.2 above.

     2. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this Section 2 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made on such date and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2).

          2.1 AUTHORIZATION. The Seller has full power and authority to execute and deliver this Agreement and all other agreements, documents, and instruments contemplated


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hereby and to perform its obligations hereunder and thereunder. The Seller has obtained all necessary approvals from its Board of Directors required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No such approval by Seller's stockholders is required. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms. Except for the filing of notices under the Hart-Scott-Rodino Antitrust Improvements Act (the "H-S-R ACT"), the Seller need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or government agency in order to consummate the transactions contemplated by this Agreement.

          2.2 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, judgment, order, decree, stipulation, injunction, charge or other restriction of any government, governmental agency, or court to which the Seller is subject, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement, mortgage, instrument of indebtedness or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject, or (iii) contravene, conflict with or result in a violation of the Certificate of Incorporation or Bylaws of Seller.

          2.3 BROKER'S FEES. The Seller has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Buyer or the Company could become liable or obligated.

          2.4 OWNERSHIP OF SHARES. The Seller holds of record and owns beneficially all of the Shares, free and clear of any restrictions on transfer, claims, taxes, pledges, encumbrances, security interests, rights of first refusal, liens or other demands or liabilities. The Seller is not a party to any option, warrant, right, contract, right of conversion, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement). The Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to voting of any capital stock of the Company. As a result of Seller's delivery of the stock certificate or certificates representing the Shares endorsed in blank or accompanied by duly executed assignment documents to Buyer at the Closing and Buyer's payment to the Seller at Closing, at Closing, Buyer will be acquiring ownership of the Shares, free and clear of any restrictions, claims, taxes, pledges, encumbrances, security interests, rights of first refusal, liens or other demands or liabilities.

     3. REPRESENTATIONS AND WARRANTIES OF THE SELLER CONCERNING THE COMPANY. The Seller represents and warrants to the Buyer that the statements contained in this Section 3 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made on such date and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule accompanying this Agreement (the "DISCLOSURE SCHEDULE"), and except for changes in the business and properties of the Company expressly permitted or



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required by the terms hereof. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3. With respect to any representation and warranty herein which is made "to the best of Seller's knowledge" or "to Seller's knowledge", Seller shall be deemed to have knowledge of any matter or fact if any of Richard L. Bready, Almon C. Hall, Bruce E. Fleming, Kevin W. Donnelly, Michael J. Sharon, Robert J. Regal, Lal D. Teckchandani, John A. Duggan, William L. Morris, William
H. Tipps, Mel Messer, Michael Smith, John Cavelli, Ernest Flowers, Leland Basham, Richard Lindsay, Carl Wilcox or Russell Spears has actual personal knowledge of such matter or fact; PROVIDED, HOWEVER, that (A) with respect to the representation and warranty contained in Section 3.11 hereof, only as it relates to the Company's facilities in New Castle, Pennsylvania, Seller shall be deemed to have knowledge of any matter or fact only if any of Richard L. Bready, Almon C. Hall, Bruce E. Fleming, Kevin W. Donnelly, Michael J. Sharon, Robert J. Regal, Lal D. Teckchandani, William L. Morris, William H. Tips or John Cavelli has actual personal knowledge of such matter or fact, and (B) with respect to the representation and warranty contained in the last sentence of Section 3.19 hereof, Seller shall be deemed to have knowledge of any matter or fact only if any of Richard L. Bready, Almon C. Hall, Bruce E. Fleming, Kevin W. Donnelly and Michael J. Sharon has actual personal knowledge of such matter or fact.

          3.1 ORGANIZATION, QUALIFICATION AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, operations, assets or financial condition of the Company (a "MATERIAL ADVERSE EFFECT"). Each such jurisdiction is listed in
Section 3.1 of the Disclosure Schedule. The Company has all requisite power and authority to carry on its business as now conducted and to own or lease and to operate its properties as such properties are now owned, leased or operated.
Section 3.1 of the Disclosure Schedule lists the directors and officers of the Company. The Seller has delivered to the Buyer true, correct and complete copies of the charter and by-laws of the Company (each as amended to date).

          3.2 CAPITALIZATION. The entire authorized, issued and outstanding shares of capital stock of the Company is as described in Section 3.2 of the Disclosure Schedule. All of the issued and outstanding shares have been duly authorized and are validly issued, fully paid and nonassessable. All of the issued and outstanding shares are held of record and beneficially by the Seller. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock. There are no outstanding or authorized equity appreciation, phantom equity, or similar rights with respect to the Company. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company.

          3.3 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(a) contravene



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or conflict with the Company's charter or by-laws, each as amended to date; (b)
except where there would be no material adverse effect resulting therefrom: constitute a violation of, or be in conflict with, or constitute or create a default under, give any person the right to accelerate, modify, terminate, cancel or exercise any remedy under, or result in the creation or imposition of any lien, security interest or other encumbrance upon any property of the Company pursuant to, any agreement or commitment to which it is a party or by which it or any of its properties is bound or to which it or any of such properties is subject; (c) contravene, conflict with or result in any violation of any statute (other than antitrust laws) or any judgment, decree, order, regulation or rule of any court or governmental authority or; (d) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company.

     For purposes of this Agreement, "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any governmental body or pursuant to any Legal Requirement; and "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

     Neither the Seller nor the Company is or will be required to give any notice to or obtain any consent from any person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated by this Agreement except where the failure to give such notice or obtain such consent would not have a material adverse effect.

          3.4 GOVERNMENTAL CONSENT. Except for compliance with the H-S-R Act, no consent, approval or authorization of, or registration, qualification or filing with, any governmental agency or authority is required for the execution and delivery of this Agreement or for the consummation of the transactions contemplated hereby.

          3.5 FINANCIAL STATEMENTS. Attached hereto as Section 3.5 of the Disclosure Schedule are (1) the Company's internal unaudited income statement for the year ended December 31, 1997 and (2) the Company's internal unaudited balance sheet and income statement as of and for the interim period ended May 30, 1998 (together with all footnotes thereto, the "FINANCIAL STATEMENTS"). Such Financial Statements fairly present the financial condition and the results of operations of the Company as of the respective dates thereof and for the respective periods then ended and, except as disclosed in any footnotes to the Financial Statements, have been prepared in accordance with generally accepted accounting principles applied on a basis consistent throughout the periods covered thereby; PROVIDED, HOWEVER, that (i) any interim Financial Statements are subject to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse), (ii) the Financial Statements may not reflect certain immaterial adjustments which might be required as a result of an audit of the Financial Statements, and (iii) the Financial Statements may not have all required footnotes.



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The most recent balance sheet of the Company included in the Financial
Statements is herein referred to as the "BALANCE SHEET." The date of the Balance Sheet is herein referred to as the "BALANCE SHEET DATE." Seller represents and warrants to Buyer that the net amount of all cash transfers between (i) the Seller and its affiliates (other than the Company) and (ii) the Company, from May 30, 1998 through the Closing Date, is a net $903,000 cash transfer to the Company.

          3.6 ABSENCE OF CERTAIN CHANGES. Since the Balance Sheet Date, except for any changes due to actions taken by Buyer or its employees, agents or representatives, there has been no adverse change in the financial condition, business, operations, properties or assets of the Company which has had, or is reasonably likely to have, a material adverse effect.

          3.7 TITLE TO PROPERTIES. The Company is the lawful owner or lessee of, and (in the case of owned assets) has good title to, all of the assets which it purports to own or lease or located in facilities owned or operated by the Company or (in the case of owned assets) reflected as owned in the books and records of the Company, including all assets reflected in the Balance Sheet (except for personal property sold since the Balance Sheet Date in the ordinary course of business) and all assets purchased or acquired by the Company since the Balance Sheet Date, free and clear of any liens, security interests or other encumbrances, other than (i) liens for current taxes not yet payable, (ii) zoning and building statutes, ordinances, resolutions or regulations which, as to any material property, do not in the aggregate materially adversely affect the Company's ability to conduct its business as now being conducted, and (iii) other encumbrances which do not adversely affect the Company's ability to conduct its business as now being conducted (collectively, "PERMITTED ENCUMBRANCES").

          3.8 TANGIBLE ASSETS. The Company owns or leases all tangible assets necessary for the conduct of its business as now conducted.

          3.9   REAL PROPERTY.

                (a) Section 3.9(a) of the Disclosure Schedule lists all the real properties owned by the Company (the "OWNED REAL PROPERTY"), and the Company has delivered to Buyer, to the extent available, all copies of deeds and other instruments (as recorded) by which the Company acquired the Owned Real Property. Furthermore, with respect to each such Owned Real Property, Seller represents and warrants that:

                (1) the Company has good and marketable title to all Owned Real Property and holds such real property free and clear of any lien, encumbrance, easement, covenant, or other restriction, except for (i) matters of record which do not impair the Company's ability to use the Owned Real Property affected thereby for the purposes for which such property is currently being used and (ii) liens in respect of current taxes and installments of special assessments not yet delinquent;

                (2) there are no pending (or to the best of Seller's or the Company's knowledge, threatened) special assessments, condemnation proceedings,



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                lawsuits, or administrative actions relating to any parcel of
                Owned Real Property;

                (3) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right to use or occupy any portion of any parcel of Owned Real Property;

                (4) there are not outstanding options or rights of first refusal to purchase any parcel of Owned Real Property, or any portion thereof or interest therein;

                (5) there are no parties (other than Seller) in possession of any parcel of Owned Real Property, other than tenants under any leases disclosed in the Disclosure Schedule, who are in possession of space to which they are entitled (the parties acknowledging that this representation shall apply notwithstanding any exception to the contrary contained in any title commitment disclosed on Section 3.9 of the Disclosure Schedule);

                (6) all facilities located on any parcel of Owned Real Property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer;

                (7) all real estate taxes, penalties and interest due and payable on or before the Closing Date with respect to the Owned Real Property have been paid in full;

                (8) to the best of Seller's knowledge, the legal description for the parcel(s) contained in the deed(s) thereof describe such parcel(s) fully and adequately, the buildings and improvements are located within the boundary lines of the described parcel(s) of land, are not in violation of applicable setback requirements, zoning laws, and ordinances (and none of the properties or buildings or improvements thereon are subject to "permitted non-conforming use" or "permitted non-conforming structure" classifications), and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained; and

                (9) to the best of Seller's knowledge, each parcel of Owned Real Property abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement



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                benefiting such parcel of real property, and access to the property is provided by paved public right-of-way with adequate curb cuts available.

                (b) Section 3.9(b) of the Disclosure Schedule lists all the real properties leased and subleased to and from the Company (the "LEASED REAL PROPERTY"), and, to the extent available, the Company has delivered to Buyer true, correct, and complete copies of all leases (including all modifications thereof and all amendments and supplements thereto) relating to the Leased Real Property. Furthermore, with respect to each such Leased Real Property, Seller represents and warrants that:

                (1) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in any leasehold or subleasehold; and

                (2) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

          3.10 INVENTORY. The values at which the inventories are shown on the balance sheets included in the Financial Statements have been determined in accordance with generally accepted accounting principles, consistently applied.

          3.11  ENVIRONMENTAL PROTECTION.

                (a) To Seller's knowledge, the Company is in material compliance with all applicable Environmental Laws (as defined below). To Seller's knowledge, the Company has not received any written communication from any person or governmental authority that alleges that the Company is not in such compliance with applicable Environmental Laws. To Seller's knowledge, the Company has obtained or has applied for all permits required under Environmental Laws (collectively, the "ENVIRONMENTAL PERMITS") necessary for the construction of its facilities or the conduct of its operations. To Seller's knowledge, all such Environmental Permits are in good standing or, where applicable, a renewal application has been timely filed and is pending agency approval. To Seller's knowledge, the Company is in material compliance with all terms and conditions of the Environmental Permits. There is no Environmental Claim (as defined below) pending or, to the knowledge of Seller, threatened against (i) the Company; (ii) to the knowledge of the Seller, against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, or (iii) to Seller's knowledge, against any real property which the Company owns, leases or manages, or has owned, leased or managed, in whole or in part. To the knowledge of the Seller, there have been no Releases (as defined below) of any Hazardous Material (as defined below) that would be reasonably likely to form the basis of any Environmental Claim against the Company.

                (b) "ENVIRONMENTAL CLAIM" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by any person or entity



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(including any governmental authority) alleging potential liability (including, without limitation, potential responsibility for or liability for enforcement, investigatory costs, cleanup costs, governmental response costs, removal costs, remedial costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (i) the presence, Release or threatened Release into the environment of any Hazardous Materials at any location, whether or not owned, operated, leased or managed by the Company; or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law; or (iii) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the presence or Release of any Hazardous Materials.

                (c) "ENVIRONMENTAL LAWS" means all federal, state or local laws, rules and regulations in effect on the date hereof relating to pollution, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), occupational health or safety, or protection of human health as it relates to the environment including, without limitation, laws and regulations relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                (d) "HAZARDOUS MATERIALS" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls; (ii) any chemicals, materials or substances which are now defined as or included in the definition of "hazardous substances", "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any Environmental Law and
(iii) any other chemical, material, substance or waste, exposure to which is now prohibited, limited or regulated under any Environmental Law in a jurisdiction in which the Company operates.

                (e) "RELEASE" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water, groundwater or property.

                (f) The Seller and the Buyer agree that, notwithstanding anything to the contrary elsewhere herein contained, the only representations and warranties herein as to any legal obligation or liability of the Company under any Environmental Law or relating to Hazardous Materials are those contained in this Section 3.11. Without limiting the generality of the foregoing, the Buyer specifically acknowledges that the representations and warranties contained in Sections 3.14 and 3.17 do not relate to the matters covered by this Section 3.11.

          3.12 INSURANCE. Except as set forth in Section 3.12 of the Disclosure Schedule, fire, liability, workers' compensation and other forms of insurance applicable to the Company are currently provided by policies maintained by the Seller, coverage under which shall, except with respect to pre-Closing occurrences, terminate, with respect to the Company, on the Closing Date.



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Seller has provided Buyer's insurance broker with a loss history for the five years prior to this Agreement with regard to the following insurance policies applicable to the Company: workers' compensation, general liability insurance and automobile liability insurance.

     Except as set forth on Section 3.12 of the Disclosure Schedule, the current policies applicable to the Company or a director of the Company shall be valid, outstanding, and enforceable with respect to the Company until the Closing.

     The Seller or the Company has paid all premiums due, and have otherwise performed all of their respective obligations, under each policy which provides coverage to the Company or director thereof.

          3.13 MATERIAL CONTRACTS. Except as set forth in Section 3.13 of the Disclosure Schedule, the Company neither has nor is bound by:

                (a) any agreement, contract or commitment relating to the employment of any person (including any written contract or commitment to any labor union), or any written bonus, deferred compensation, pension, severance, profit sharing, stock option, employee stock purchase, retirement or other employee benefit plan,

                (b) any agreement, indenture or other instrument under or pursuant to which the Company has borrowed money or guaranteed indebtedness for borrowed money of $25,000 or more,

                (c) any agreement, contract or commitment relating to capital expenditures of $25,000 or more,

                (d) any agreement, contract or commitment relating to the making of any loan, advance or investment in any other entity,

                (e) any guarantee or other contingent liability in respect of any indebtedness or obligation of any other person or entity (other than the endorsement of negotiable instruments for collection in ordinary course of business) of $25,000 or more,

                (f) any management service, consulting or any other similar type contract involving an obligation of $25,000 or more or not unilaterally cancelable by the Company without liability within 90 days,

                (g) any contract for the purchase by the Company of products or services (other than purchase orders relating to the supply of products or services to the Company in the ordinary course of business) involving an obligation of $25,000 or more or not unilaterally cancelable by the Company without liability within 90 days,

                (h) any license agreement involving an obligation of $25,000 or more or not unilaterally cancelable by the Company without liability within 90 days,



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                (i)   any agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any other person or entity,

                (j) any agreement, contract or commitment relating to the lease of personal property (including capitalized leases) involving an obligation of $25,000 or more and not unilaterally cancelable by the Company without liability within 90 days,

                (k) any service or maintenance agreements or any similar type contract involving an obligation of $25,000 or more and not unilaterally cancelable by the Company without liability within 90 days,

                (l) any sales representative, manufacturer's representative or distribution agreements or any similar type contract involving an obligation of $25,000 or more and not unilaterally cancelable by the Company without liability within 90 days,

                (m) any contract for the future sale of any of the Company's products or services (other than unfulfilled orders for the Company's products received in the ordinary course of business),

                (n) any partnership or joint venture agreement or other agreement involving a sharing of profits, losses, costs or liabilities by the Company;

                (o) any lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real property;

                (p) any licensing agreement or other contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                (q) any power of attorney that is currently effective and outstanding;

                (r) any warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business;

                (s) any agreement, contract or commitment not entered into in the ordinary course of business which involves amounts of $25,000 or more and is not unilaterally cancelable by the Company without liability within 90 days.

                (t) any amendment, supplement, and modification in respect of any of the foregoing.



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     Except as set forth in Section 3.13 of the Disclosure Schedule, Seller (or any affiliate of Seller other than the Company) has not and may not acquire any rights under, and Seller (or any affiliate of Seller other than the Company) has not and may not become subject to any obligation or liability under, any contract that relates to the business of, or any of the assets owned or used by, the Company.

Each contract or agreement described in Section 3.13 of the Disclosure Schedule is in full force and effect. The Company has not violated any of the terms or conditions of any contract or agreement set forth in Section 3.13 of the Disclosure Schedule in any material respect, and, to the Seller's knowledge, all covenants to be performed by any other party thereto have been fully performed in all material respects. The Company has not given to or received from any other person or entity any written notice regarding any uncured violation or breach of, or uncured default under, any such contract. To the best of Seller's knowledge, Seller has delivered to Buyer or its representatives copies of all written contracts described in Section 3.13 of the Disclosure Schedule.

          3.14 PERMITS. The Company has and maintains, and complies in all material respects with the terms and requirements of, all such licenses, permits and other authorizations from all such governmental authorities as are necessary or desirable for the conduct of its business, except where the failure to have any such license, permit or other authorization would not have a material adverse effect. Each such license, permit or other authorization is valid and in full force and effect. The Company has not received any written notice from any governmental body or any other person or entity regarding (i) any uncured violation of or uncured failure to comply with any term or requirement of any such license, permit or other authorization or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any such license, permit or other authorization.

          3.15 INTELLECTUAL PROPERTIES. Section 3.15 of the Disclosure Schedule sets forth a complete and accurate list of (a) all patents, trademarks, trade names and copyrights registered in the name of the Company or used or proposed to be used by the Company, all applications therefor, and all licenses and other agreements relating thereto, and (b) all written agreements relating to technology, know-how and processes by which the Company is licensed or authorized to use by others or by which the Company has licensed or authorized for use by others. The Company owns or has the sole and exclusive right to use all patents, trademarks, trade names and copyrights, in the jurisdictions in which they are shown as being registered, used or necessary for the ordinary course of business as presently conducted. The consummation of the transactions contemplated hereby will not alter or impair any such right or written agreement. No claims have been asserted in writing, and no claims are pending, by any person regarding the use of any such patents, trademarks, trade names, copyrights, technology, know-how or processes, or challenging or questioning the validity or effectiveness of any license or agreement. The use by the Company of such patents, trademarks, trade names, copyrights, technology, know-how or processes used by the Company in the ordinary course of business does not, to the knowledge of the Seller, infringe on the rights of any person. To the knowledge of the Seller, no activity of any third party infringes upon the rights of the Company with respect to any such patents, trademarks, trade names, copyrights, technology, know-how or processes.

          3.16 LITIGATION. Section 3.16 of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any unsatisfied judgment, order, decree, stipulation, injunction, or charge or (ii) is a party or, to the knowledge of the Seller, is threatened in writing to be made a party to, any action, suit, proceeding, hearing, or investigation of, or in any court or quasi-judicial or administrative agency of, any federal, state, local, or foreign jurisdiction or before any arbitrator, EXCEPT for (A) any matter described in clause (i) or (ii) (other than lawsuits actually pending against the Company) which has not had or would not have a material adverse effect, (B) any government investigation of which Seller has no knowledge, and (C) any workers' compensation claims in respect of which Seller has agreed to indemnify Buyer pursuant to clause (d) of Section 10.2 hereof.

          3.17 LEGAL COMPLIANCE. The Company has complied, in all material respects, with all Legal Requirements and no unresolved charge, complaint, action, suit, proceeding, hearing, claim, demand, or notice has been filed or commenced against the Company alleging any failure to comply with any such Legal Requirement. The Company has not received any written notice from any governmental body or any other person or entity regarding (A) any uncured violation of, or uncured failure to comply with, any Legal Requirement or (B) any unfulfilled obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial actions under Environmental Laws. The Company has filed in a timely manner all material reports, documents, and other materials it was required to file (and the information contained therein was correct and complete in all material respects) under all applicable material Legal Requirements. The Company has possession of all material records and documents it was required to retain under all applicable Legal Requirements.

          3.18 EMPLOYEE BENEFIT PLANS. Section 3.18 of the Disclosure Schedule contains a true and complete list of each written employee pension benefit plan ("COMPANY PENSION PLAN") or employee welfare benefit plan ("COMPANY WELFARE PLAN"), as each term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Section 125 plan, severance plan or severance agreement, fringe benefit program or employee incentive program maintained by the Company or to which the Company contributes (collectively, the "COMPANY BENEFIT PLANS"). The Seller has heretofore delivered to the Buyer a true, correct and complete copy of each such plan or a summary description thereof and, where applicable, a copy of the most recent annual report and actuarial report, a copy of the most recent report prepared in accordance with Statement of Financial Accounting Standards No. 87, a copy of the most recent report prepared in accordance with Statement of Financial Accounting Standards Board No. 106 and a copy of the funding arrangement for each plan. All material contributions and other payments required to be made by the Company to any Company Pension Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Financial Statements. Each of the Company Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "CODE") has been determined by the Internal Revenue Service ("IRS") to be so qualified, and, to the knowledge of the Seller, no circumstances exist that are reasonably expected to result in the revocation of any such determination. The Company is in compliance in all material respects with, and each of the Company Benefit Plans is and has been operated in all material respects in compliance with, ERISA, the Code or other applicable law, including, without limitation, compliance with all requirements for the filing of returns or reports with the IRS and the Department of Labor. Each Company Benefit Plan intended to provide for the deferral of income, the reduction of salary or other compensation, or to afford other income tax benefits, complies in all material respects with the requirements of the applicable provisions of the Code or other laws, rules and regulations required to provide such income tax benefits. No prohibited transactions (as defined in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available with respect to any Company Benefit Plan, and which could give rise to liability on the part of the Company, any Company Benefit Plan, or any fiduciary, party in interest or disqualified person with respect thereto that would be material to the Company or would be material to the Company if it were Company's liability. With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred, and, to the knowledge of the Seller, there does not now exist any condition or set of circumstances, that could subject the Company to any material liability arising under the Code, ERISA or any other applicable law (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation), or under any indemnity agreement to which the Company is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course. The Company is not subject to any material liability with respect to any terminated plan which would be considered a Company Benefit Plan if it were still in existence, or with respect to any withdrawal from any Multi-Employer Plan, within the meaning of ERISA Section 3(37). Except for (i) the right for an employee who retires between the ages of 62 and 65 to continue in the medical plan applicable to active employees until his 65th birthday, (ii) the right to Hospital In-Patient Benefits under the Basic Medical Insurance Plan of the Company ("12.00 per day plan") and (iii) Retiree Life Insurance, and except as provided in the plans disclosed in Section
3.18 of the Disclosure Schedule, the Company does not provide for any benefits with respect to current or former employees for periods extending beyond their retirement or other termination of service, other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of the Title I of ERISA. Following the Closing, no employee will be entitled to any compensation or other benefit or payment from the Company pursuant to Seller's change in control severance benefit plan for key employees or any compensation, benefit or payment from the Company that is otherwise contingent upon the change of control of the Company.

          3.19 LABOR RELATIONS. The Company is in material compliance with all federal, state and local laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment. There is no charge pending or, to the knowledge of the Seller, threatened in writing against the Company alleging unlawful discrimination in employment practices before any court or agency. None of the employees of any Company is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by the Company. The Company has not experienced any work stoppage or other material labor difficulty during the last five years. There has not been, and, to the knowledge of the Seller, there will not be, any material adverse change in relations with employees of the Company as a result of any announcement of the transactions contemplated by this Agreement. To the knowledge of the Seller, no key employee or group of employees has any plans to terminate employment with the Company.

          3.20 TAXES. The Company and all members for income tax purposes of any affiliated group of corporations of which the Company is or has been a member (the "TAXPAYER") has filed or caused to be filed, within the times and within the manner prescribed by law, all Federal, state, local and foreign reports, declarations, statements and returns of any kind ("TAX RETURNS") which are required to be filed by them with respect to Taxes (hereafter defined). Such Tax Returns reflect accurately all liability for Taxes for the periods covered thereby. The Taxpayers have paid in full all Taxes required to be paid by such Taxpayers before payment became delinquent. All Taxes payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company. All Taxes which the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority. All deficiencies asserted by the IRS or any other taxing authority relating to the Company have been paid or finally settled. The Company is not a party to any tax-sharing agreement or similar arrangement which will not be terminated as of the Closing Date and any liability or obligation of the Company under any such agreements will terminate as of the Closing Date and be of no further force or effect for any tax period after the Closing. For purposes of this Agreement, "TAXES" means any and all federal, state, county, local, foreign and other taxes, including, without limitation, income, profits, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, transfer, withholding, employment and payroll related, personal or other tax, levy, impost, fee, imposition, assessment or similar charge or levy, whether attributable to statutory or nonstatutory rules and whether or not measured in whole in part by net income, together with (i) any related addition to tax, interest or penalty thereon, and (ii) expenses (including reasonable costs of investigation and reasonable attorney's fees) associated with contesting any proposed or actual adjustment related to any of the foregoing.

     Except as set forth in Section 3.20 of the Disclosure Schedule, (i) the Company has not consented to extend the time in which any Tax may be assessed or collected by any tax authority; (ii) there are no ongoing or pending audits, reviews, examinations, lawsuits or any other proceedings with any tax authority with respect to the Company; (iii) there is no closing agreement, compromise or settlement with any tax authority that is binding on the Company for any tax period ending after the Closing Date; and (iv) there are no requests for rulings or determinations relating to the Company pending with any tax authority.

          3.21 INVESTMENTS. The Company does not own, or have any agreement or commitment to acquire, any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

          3.22 ACCOUNTS RECEIVABLE. All accounts receivable recorded in the records and books of account of the Company as being due to them as of the Closing Date: (i) have arisen from bona fide sales transactions in the ordinary course of business consistent with past practice, (ii) to Seller's knowledge, represent bona fide indebtedness incurred by the applicable account debtor, and
(iii) to Seller's knowledge, are collectible in the ordinary course of business consistent with past practice and not subject to any defense or offset (other than as contemplated by the reserves therefor set forth or reflected in the Financial Statements). This Section 3.22 shall not be construed as a guaranty of the collectability of any of the Company's accounts receivable.

          3.23 AIR RIGHTS. To the knowledge of Seller, the Company is the owner of certain available emission reduction credits for VOCs issued by the San Joaquin Valley Unified Air Pollution Control District (the "District") as shown on the Report of the District dated July 6, 1998, transmitted to Seller by a facsimile of the District dated July 6, 1998, copies of which have both been furnished to Buyer.

          3.24 BOOKS AND RECORDS. The books and records of the Company contain true, correct and complete entries of all material business transactions and have been maintained in accordance with good business practices.

          3.25 PRODUCT WARRANTY. Section 3.25 of the Disclosure Schedule contains the forms of express product warranties currently used by the Company. To Seller's knowledge, the Company has not offered any materially different forms of express product warranties. To Seller's knowledge, no events have occurred or facts exist which could result in a material increase in the product warranty expense of the Company.

          3.26 INTERESTS IN CLIENTS, SUPPLIERS, ETC. No stockholder, officer, or director of the Company possesses, directly or indirectly, any financial interest in, or is a stockholder, director, officer or employee of, any corporation, firm, association or business organization which is a client, supplier, customer, lessor, lessee, or competitor or potential competitor of the Company. There is no patent, trademark, technology, know-how, process, or proprietary or confidential knowledge that any stockholder, officer or director of the Company owns or is licensed or otherwise has the right to use which is used or useful in the Company's business. Ownership of securities of a public company not in excess of 1% of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.26.

          3.27 AGREEMENTS WITH EMPLOYEES. The Company has not entered into any written employment, severance or similar arrangement with any present or former officer, director or employee that will result in any obligation (absolute or contingent) of the Company to make any payment to any present or former officer, director or employee following termination of employment or as a result of the transactions contemplated by this Agreement.

          3.28 NO CHANGES PRIOR TO CLOSING DATE. During the period from the Balance Sheet Date to and including the Closing Date, except as expressly contemplated hereby, the Company has not:

                (a) incurred any indebtedness for borrowed money, assumed, guaranteed, endorsed or otherwise become responsible for obligations of any other individual, partnership, firm or corporation, or make any loans or advances to any individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

                (b) issued any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities;

                (c) taken any action outside the ordinary course of business, or taken any action for the primary purpose or effect of generating cash other than in the ordinary course of business;

                (d)   made any change to its charter or by-laws;

                (e) sold, transferred or otherwise disposed of any of its properties or assets or canceled, released or assigned any indebtedness owed to it or any claims held by it (except in the ordinary course of business and consistent with past practice) or mortgaged, pledged or otherwise encumbered any of its properties or assets;

                (f) made any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other individual, partnership, firm or corporation, except in the ordinary course of business and consistent with past practice;

                (g) entered into or terminated any material contract or agreement, or made any material change in any of its material contracts;

                (h) made or granted to any of its employees, director or officers any bonus, wage or salary increase, stock option or any other form of added compensation or gift the timing or amount of which is not in the ordinary course of business and consistent with past practices, or entered into any employment, severance or similar agreement with any officer, director or employee.

                (i) adopted, or increased the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                (j) incurred any damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company;

                (k) permitted any material change in the accounting methods used by the Company; or

                (l) entered into any agreement, whether oral or written, to do any of the foregoing.

          3.29 NO UNDISCLOSED LIABILITIES. (a) To the best of Seller's knowledge, except as set forth in Section 3.29 of the Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether absolute, accrued or contingent) except for (i) liabilities or obligations reflected or reserved against in the Balance Sheet or the notes thereto, (ii) current liabilities incurred in the ordinary course of business since the date thereof and (iii) commercial liabilities and obligations under the Company's contracts, not in default, disclosed in the Disclosure Schedule (or which would be disclosed except for any applicable dollar threshold).

                (b) Except as set forth in Section 3.29 of the Disclosure Schedule, there are no amounts owed by the Seller or its affiliates (other than the Company) to the Company, except for amounts reflected in the Balance Sheet or the notes thereto.

          3.30  INTENTIONALLY LEFT BLANK.

          3.31 DISCLOSURE. To the best of Seller's knowledge, no representation or warranty or other statement of Seller in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make such representations, warranties and other statements herein, in light of the circumstances in which they were made, not misleading.

          3.32  COMPLIANCE WITH CERTAIN U.S. LAWS.

                (a) The Company and its officers, managers, employees, agents and representatives, have not, to obtain or retain business, directly or indirectly, offered, paid or promised to pay, or authorized the payment of any money or other thing of value (including any fee, gift, sample, travel expense, or entertainment), or any commission payment, to:

                     (i) any person who is an official, officer, agent, employee or representative of any government or instrumentality thereof, or of any existing or prospective customer (whether government-owned or non-government-owned);

                     (ii)  any political party or official thereof;

                     (iii) any candidate for political or political party office; or

                     (iv) any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual or entity affiliated with such government, instrumentality thereof, customer, political party or official, or political office.

                (b) The Company has at all times been in compliance with the export control laws of the United States. To Seller's knowledge, no product sold or service provided by the Company in the previous five (5) year period has been, directly or indirectly, sold to or performed on behalf of, Cuba, Iraq, Iran, Libya, or North Korea.

                (c) During the previous five (5) year period, no product has been sold by the Company to customers in Bahrain, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia, Sudan,

Syria, United Arab Emirates, or Yemen. The Company has not violated the anti-boycott provisions contained in 50 U.S.C. ss.2401 et seq.

     4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this Section 4 are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date (as though made on such date and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4).

          4.1 ORGANIZATION AND STANDING OF CR/PL. CR/PL, L.L.C. ("CR/PL") is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.

          4.2 BINDING EFFECT. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

          4.3 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by the Buyer nor the consummation by the Buyer of the transactions contemplated hereby will constitute a violation of, or be in conflict with, constitute or create a default under, or result in the creation or imposition of any lien, security interest or other encumbrance upon any property of the Buyer pursuant to (a) any agreement or commitment to which the Buyer is a party or by which the Buyer or any of its properties is bound or to which the Buyer or any of its properties is subject; or (b) except for antitrust laws, any statute or any judgment, decree, order, regulation or rule of any court or governmental authority.

          4.4 INVESTMENT. The Buyer is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended.

          4.5 SPECIAL ACKNOWLEDGMENT. Buyer acknowledges that Seller operates a centralized cash management system and that substantially all of the Company's cash has been (through the Closing Date) distributed to Seller.

     5.   INTENTIONALLY LEFT BLANK.

     6. CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS. The obligation of the Buyer to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

          6.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Seller in this Agreement shall be true and correct in all material respects at and as of the Closing.

          6.2 COMPLIANCE WITH AGREEMENT. The Seller shall have performed and complied in all material respects with all of its obligations under this Agreement to be performed or complied with by it on or prior to the Closing Date. Each certificate or document required to be delivered by Seller pursuant to Section 1.4 must be delivered.

          6.3   INTENTIONALLY LEFT BLANK

          6.4   INTENTIONALLY LEFT BLANK

          6.5 NO LITIGATION. No action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          6.6   INTENTIONALLY LEFT BLANK.

          6.7   INTENTIONALLY LEFT BLANK.

          6.8 GOVERNMENTAL APPROVALS. The Buyer and the Company shall have received all licenses, permits and other governmental approvals deemed necessary in the opinion of the Buyer's counsel to consummate the transactions contemplated hereby. All applicable waiting periods under the H-S-R Act shall have expired or otherwise been terminated.

          6.9 RESIGNATIONS OF BOARD MEMBERS AND OFFICERS. The Buyer shall have received the resignations, effective as of the Closing Date, of each director and officer of the Company requested by Buyer.

          6.10 PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be satisfactory in all respects to the Buyer and the Buyer's counsel, and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request. The Buyer shall have received good standing certificates with respect to the Company from such governmental authorities as reasonably requested by Buyer.

          6.11 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or threatened by any person or entity any claim asserting that such person or entity (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

     7. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS. The obligation of the Seller to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by the Seller):

          7.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects at and as of the Closing.

          7.2 COMPLIANCE WITH AGREEMENT. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it on or prior to the Closing.

          7.3 NO LITIGATION. No action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

          7.4   INTENTIONALLY LEFT BLANK.

          7.5   INTENTIONALLY LEFT BLANK.

          7.6 H-S-R ACT. All applicable waiting periods under the H-S-R Act shall have expired or otherwise been terminated.

          7.7 PROCEEDINGS AND DOCUMENTS SATISFACTORY. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Seller in connection with the transactions contemplated by this Agreement shall be satisfactory in all respects to the Seller and the Seller's counsel, and the Seller shall have received the originals or certified or other copies of all such records and documents as the Seller may reasonably request.

     8.   OTHER COVENANTS AND AGREEMENTS.

          8.1 CONFIDENTIAL INFORMATION. The Seller agrees to hold and maintain as confidential from the date hereof forever, all proprietary information of any nature relating to the Company or Buyer, their respective businesses, products, operations, financial condition, prospects, customers, or employees unless (i) such information becomes publicly available through no fault of Seller, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, (iii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings, (iv) the furnishing or use of such information is required by law or stock exchange rule or necessary or appropriate in connection with any financing transaction of Seller, or (v) the furnishing or use of such information is required by, or necessary or appropriate in connection with, the performance by Seller of its indemnity obligations hereunder.

          8.2 EXPENSES. The Buyer and the Seller will each bear their own costs and expenses (including legal and brokers fees and expenses) incurred in connection with this

Agreement and the transactions contemplated hereby. Seller will cause the Company not to incur any out-of-pocket expenses in connection with this Agreement.

          8.3 H-S-R ACT. The Buyer and the Seller shall file all initial forms and related material required to be filed under the H-S-R Act, will use their best efforts to obtain a waiver from the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper or advisable.

          8.4 COVENANT NOT TO COMPETE. (a) For a period of five (5) years from the Closing Date, the Seller will not: (1) engage directly or indirectly in the manufacture of vitreous china bathroom fixtures, gelcoat and acrylic bathtubs, shower stalls and whirlpools, brass and die cast faucets and shower doors (a "Competing Business"); (2) induce any present officers or employees of the Company to leave the employ of the Company; (3) for the purpose of engaging in a Competing Business, call upon or attempt to do business with any customer or supplier of the Company; or (4) induce, attempt to induce, request, advise or in any manner attempt to influence any present, future, or potential customer, supplier, licensee, licensor, franchisee or other business relations of the Buyer or the Company, to cease doing business with the Buyer or the Company, to deal with any competitor of the Buyer or the Company, or in any way interfere with the relationship between the Buyer or the Company and its customers, suppliers, licensees, licensors, franchisees or other business relations. Notwithstanding the foregoing, (A) ownership of less than 10% of the outstanding stock of any publicly-traded corporation shall not be a violation of this covenant and (B) nothing herein shall prevent Seller from acquiring a Competing Business in connection with an acquisition where such Competing Business accounts for less than 25% of the total revenues of the target of the acquisition or where such Competing Business is divested within twelve (12) months of the consummation of such acquisition.

          If a court of competent jurisdiction determines that the noncompetition or nonsolicitation covenants contained in this Section are unreasonable, arbitrary, against public policy or otherwise invalid or unenforceable, then the duration and geographic area of restriction will be reduced to the maximum duration and area of restriction that such court would deem legal, valid, and enforceable and that comes closest to expressing the intention of the invalid or unenforceable covenant, and this Section will be enforceable as so modified.

                (b) Seller shall not use or permit any of its affiliates to use the Company's corporate or trade name or any name confusingly similar thereto in any manner anywhere in the world.

                (c) Seller recognizes, acknowledges and agrees that if Seller breaches any of the covenants, duties or obligations set forth in Section 8.4(a) or 8.4(b), Buyer would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by Buyer as a result of such breach, and that Buyer would not be reasonably or adequately compensated in damages in any action at law. In addition to any other remedy Buyer may have at law, in equity, by statute or otherwise, if Seller breaches any of its covenants, duties or obligations set forth in Sections 8.4(a) or 8.4(b), Buyer will be entitled to seek and receive injunctive and other equitable relief from any governmental body of competent jurisdiction to enforce any of the rights of Buyer under Sections 8.4(a) or 8.4(b) or otherwise to prevent violation of any terms or provisions set forth in Sections 8.4(a) or 8.4(b) without the necessity of proving the amount of any actual damage to Buyer resulting therefrom; provided, however, that nothing contained in this Section
8.4 will be deemed or construed in any manner whatsoever as a waiver by Buyer of any of the rights that it may have against Seller at law, equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Seller of any of its covenants, agreements, duties or obligations under this Agreement.

          8.5 INTERCOMPANY ACCOUNTS. All amounts owed by the Seller or its affiliates (other than the Company) to the Company and all amounts owed by the Company to Seller or its affiliates shall be canceled and forgiven as of the Closing Date.

          8.6 FURTHER ASSURANCES. The Seller and the Buyer shall execute and deliver to the appropriate other party such other instruments as may be reasonably required in connection with the performance this Agreement and each shall take all such further actions as may be reasonably required to carry out the transactions contemplated by this Agreement.

          8.7 SATISFACTION OF CONDITIONS PRECEDENT. The Seller and the Buyer will each use their best efforts to cause the satisfaction of the conditions precedent contained in this Agreement; PROVIDED, HOWEVER, that nothing contained in this Section 8.7 shall obligate any party hereto to waive any right or condition under this Agreement.

          8.8 PUBLIC STATEMENTS OR RELEASES. The Buyer and the Seller agree that, without the other party's prior approval (which shall not be unreasonably withheld), neither they, nor any of their affiliates will make, issue or release any public or industry announcement, statement or acknowledgment of the existence of the transactions provided for herein, other than as may be legally required or advisable.

          8.9 TRANSFER OF VINELAND ASSETS. On or prior to the Closing Date the Company shall assign and transfer to the Seller all of the funds in the VINELAND insurance coverage action settlement fund, all rights under the related settlement agreements with the settling insurers, and all rights against the nonsettling insurer, Commercial Union Insurance Company (including all rights under the judgment rendered against Commercial Union in the insurance coverage action), and Seller assumes any and all liabilities and obligations of the Company relating to the matters referred to in this Section 8.9. All actions against Commercial Union shall continue to be pursued under the Company's name.

          8.10 CLAIMS UNDER SELLER INSURANCE POLICIES. The Company has been covered for certain periods under insurance policies maintained by the Seller and covering the Seller and certain of its subsidiaries. Coverage under these policies will cease to apply to the Company for occurrences after the Closing Date. The Seller will permit the Company to continue to be covered by the Seller's insurance policies for pre-Closing occurrences related to the Company on the condition that, subject to the obligations of Seller under Section 10.2 hereof, the Buyer or the Company reimburse the Seller for all charges to Seller incurred after the Closing Date in connection with claims under such policies made by the Company after the Closing Date

(including, without limitation, all retained or deductible amounts, self-insured retentions, legal fees, premium tax payments and claim administration fees but not including premiums). Accordingly, the Buyer or the Company shall, promptly after receipt of notice and supporting documentation (and in any event within 30 days), reimburse Seller for all such amounts charged to the Seller after the Closing Date. Notwithstanding the foregoing, neither Buyer nor the Company will have any such reimbursement obligation in respect of claims under such policies which arise out of pre-closing occurrences known to Seller prior to the Closing.

          8.11. BONUSES. Seller will pay directly, or reimburse the Company for, the bonuses payable to employees of the Company specifically identified in Items 2 and 3 of Section 3.27 of the Disclosure Schedule.

          8.12 LITIGATION COOPERATION. (a) Notwithstanding anything to the contrary elsewhere herein contained, at Seller's sole expense, Seller shall exclusively undertake and control the defense and settlement of the claims and litigation in respect of which Seller indemnifies Buyer pursuant to clauses (d),
(g) and (j) of Section 10.2 hereof provided that (i) Seller will not consent to the entry of any judgment, or enter into any settlement, without Buyer's written consent (which shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation by the Company of Legal Requirements or any violation by the Company of the rights of any person or entity and no effect on any other claims that may be made against the Company and (B) the sole relief provided is monetary damages that are paid in full by Seller or insurers and (ii) Buyer will have no liability with respect to any compromise or settlement of such claims and litigation effected without its written consent (which shall not be unreasonably withheld or delayed).

                (b) In connection with Seller's defense of any and all claims and litigation in respect of which Seller indemnifies Buyer pursuant hereto (including but not limited to the claims and litigation which are the subject of clauses (d), (g) and (j) of Section 10.2 hereof), Buyer shall, and shall cause the Company to: (i) render such assistance and cooperation to Seller as Seller shall reasonably request, including, but not limited to, giving Seller reasonable access to relevant portions of the Company's books and records (only where relevant to the claim or litigation) and making Company personnel available to give depositions or testimony and (ii) as Seller may direct, (aa) make a claim under any of the Company's insurance policies now or previously in effect providing coverage in respect of any claim or litigation in respect of which Seller indemnifies Buyer hereunder and (bb) commence and diligently prosecute litigation to enforce any such reasonable, good faith claim under any of such of the Company's insurance policies, provided that, in the case of both
(aa) and (bb), Seller reimburses the Company for any and all charges incurred by the Company in connection with making, litigating or enforcing a claim under such policies (including, without limitation, all retained or deductible amounts, legal fees, premium tax payments and claim administration fees but not including premiums). Seller shall fulfill its indemnification obligations hereunder promptly, without offset or delay in respect of any insurance proceeds anticipated to be received by the Company, provided that insofar as the Company receives any insurance proceeds as a result of any claim made (whether or not at Seller's direction) under any of the Company's insurance policies in respect of any particular claim or litigation in respect of which Seller indemnifies Buyer hereunder, Buyer shall cause the

Company to remit such proceeds to Seller to the extent of any damages or expenses incurred by Seller in the defense of such claim or litigation, net of any damages or expenses incurred by the Company in respect thereof for which Seller has not previously indemnified the Company.

                (c) In respect of any claims and litigation against the Company in respect of which Seller does not indemnify Buyer pursuant to Section
10.2 hereof, Seller shall render such assistance and cooperation to Buyer and the Company as Buyer shall reasonably request, but Seller shall have no obligation to continue to permit the Company to be covered by Seller's insurance policies except to the extent provided in Section 8.10 hereof.

                (d) Each party will promptly reimburse the other party for all reasonable out-of-pocket expenses incurred by the other party and its employees and representatives in furnishing the cooperation and assistance contemplated by this Section 8.12 hereof (including, but not limited to, expenses for travel, meals and lodging) upon substantiation thereof.

          8.13 RETAINED PLANS. As of the date of Closing, Seller agrees to assume plan sponsorship of, and the obligations of the employer with respect to, the three defined benefit Plans maintained by the Company, specifically the Milwaukee Faucets Retirement Income Plan, the Northway Products Retirement Income Plan, and the Universal-Rundle Corporation Retirement Plan A, hereinafter the "Retained Plans", and hereby assumes all assets and liabilities relating to, arising out of or under the Retained Plans. Buyer shall have no right, title or interest in or to any assets of the Retained Plans. Nor shall the Buyer assume any liabilities in connection with or arising out of the Retained Plans. Buyer acknowledges that Seller's assumption of plan sponsorship of the Retained Plans, and the assets and liabilities thereunder, may require the consent of certain unions; and Buyer agrees that, following the Closing, it will, and will cause the Company to, assist and cooperate with Seller to obtain such consent, if required.

          8.14 RETENTION OF RECORDS AND ACCESS THERETO. Until the fifth (5th) anniversary of the Closing Date or such later time as may be required by law:
(a) Buyer shall cause the Company to retain all financial and other records which relate to the business, operations and affairs of the Company and which relate to any matter in respect of which Seller has agreed to indemnify Buyer hereunder, including, but not limited to, hazardous waste manifests relating to the off-site transportation or off-site disposal of Hazardous Materials, and (b) Buyer shall cause the Company to give Seller and its representatives reasonable access to such records as necessary or appropriate for Seller to perform its indemnity obligations hereunder.

     9.   TAX MATTERS.

          9.1 FEDERAL, STATE AND LOCAL INCOME TAXES. The applicable income, deductions and credits with respect to the Company for the period beginning on January 1, 1998 and ending on the day before the Closing Date (the "SHORT PERIOD") will be included in the consolidated federal income Tax Return of the affiliated group having the Seller as its common parent and will be included in the applicable combined or unitary state or local income Tax Return of the Seller or, where permitted under state or local law, will be included in separate state or local income Tax Returns to be filed for such period on behalf of the Company by the Seller. The Seller shall pay the income Taxes of the Company as shown on any such separate state or local return. In any case where applicable state or local law does not permit the Company to treat the Short Period as a taxable year, then the Seller shall pay to the Buyer a portion of the state or local income Tax paid by the Company for the taxable year which includes the Short Period equal to the Tax that would have been due if the Short Period were treated as a taxable year. The Seller shall be solely responsible for and shall indemnify and hold harmless the Buyer with respect to all federal, state or local income Taxes, and any interest, penalty or additional amounts, with respect to any taxable periods of the Company ending before the Closing Date. The Buyer shall be responsible for, and shall indemnify and hold harmless the Seller with respect to, all such Taxes for periods commencing on or after the Closing Date. The Seller shall be entitled to all refunds of federal, state or local income Taxes accruing to the Company with respect to any taxable periods ending before the Closing Date.

          9.2 CERTAIN CONTEST RIGHTS. The Buyer will promptly inform the Seller as to the commencement of any audit or proceeding with respect to the federal, state or local income Tax liability of the Company for periods ending on or prior to the Closing Date. Similarly, the Seller will promptly inform the Buyer of any such proceedings which would have an effect on the income Tax liability of the Company for periods commencing on or after the Closing Date. The parties will reasonably cooperate with each other with respect to such proceedings, taking into account, among other things, the relevant provisions of this Section 9.

          9.3 OTHER TAXES. Except as provided in Section 9.1 above, and except for any breach of Seller's representation and warranty on Taxes contained in
Section 3.20 for which Buyer is entitled to indemnity hereunder, the Buyer shall be solely responsible for, and shall indemnify and hold harmless the Seller with respect to, all Taxes imposed by any taxing authority with respect to the Company.

          9.4 TERMINATION OF PRIOR TAX SHARING AGREEMENTS. Effective as of the Closing Date, all tax sharing agreements, whether or not written, to which the Seller and the Company is a party shall be terminated and the provisions of this
Section 9 shall thereafter govern the obligations of the Seller and the Company with respect to tax matters. The foregoing provision and the other provisions of this Section 9.4 are not intended to reverse any prior tax payments made by the Company to the Seller.

          9.5 COOPERATION. The Company shall deliver to the Seller, in a timely manner, such information and data as the Seller shall reasonably request, including such information required by Seller's customary tax and accounting questionnaires, in order to enable the Seller to fulfill its obligations under this Section 9.

          9.6 Buyer agrees to ensure that the Company will not carryback any tax losses incurred for periods subsequent to the Closing Date to any returns for tax periods prior to the Closing Date.

     10.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

          10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing, unless the damaged party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing. For purposes of the immediately preceding sentence, with reference to Buyer, the term "damaged party" shall mean any of Richard Klaess, Pat Gifford, Mary Sutter, Thad Nutter, Ken Wade, Stan Smith, Everett Randall, John Mounce, Joe Moore, Steve Golimowski, Dan Pifher, Greg Siloy, Marc Nagley, Chuck Bryant, Reed Beidler and Barry Napiecek. All of the representations and warranties of the Seller contained in Sections 2 and 3 (other than Sections 2.4, 3.2 and 3.20) and of the Buyer contained in Section 4 shall expire and be of no further force or effect with respect to any claim for breach thereof not asserted within two (2) years of the Closing Date. Sections 2.4 and 3.2 shall remain in full force and effect forever. Section 3.20 shall expire and be of no further force or effect with respect to any claim for breach thereof not asserted within 60 days after the expiration of all statutes of limitations with respect to the assessment of any tax liability described therein.

          10.2 INDEMNIFICATION BY THE SELLER. Subject to the limitations set forth in Section 10.4, the Seller hereby indemnifies and holds harmless the Buyer and the Company, and their respective representatives, owners, controlling persons and affiliates, against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by them in connection with each and all of the following:

                (a) any breach by the Seller of any representation or warranty in this Agreement;

                (b) any breach of any covenant, agreement or obligation of the Seller contained in this Agreement;

                (c)   the Vineland Environmental and Insurance Coverage
Litigation;

                (d) workers' compensation claims already asserted against the Company or workers' compensation claims related to workers' compensation injuries suffered by employees of the Company occurring prior to the Closing Date;

                (e) severance payments (not including those referred to in Section 10.2(f) hereof) made to employees of the Company terminated within 90 days of the Closing Date in accordance with the terms of the Company's existing severance policy or collective bargaining agreement, as in effect on the Closing Date, and payments which may become due to current or former employees of the Company under the Federal Worker Adjustment and Retraining Notification Act, provided that Seller's maximum liability under this clause (e) shall be limited to $500,000;

                (f) one-half of all severance payments paid to John Duggan, and all severance payments paid to William H. Tipps, Robert Nappi and Lal D. Teckchandani, in connection with the termination of their employment by the Company, PROVIDED such person's employment is terminated within 90 days of the Closing Date or, in the case of Mr. Duggan only, he is notified within 90 days of the Closing Date that his employment will be terminated;

                (g) (1) the off-site transportation or off-site disposal, occurring at any time prior to the Closing Date, of any Hazardous Materials generated by the operations of the Company (exclusive of any release, spill, emission, leaking, injection, deposit, discharge, dispersal, leaching or migration of Hazardous Materials into the soil, surface water, groundwater or atmosphere occurring or originating at any real property owned or operated, or formerly owned or operated, by the Company); (2) any Environmental Claims relating to any site or facility previously owned or leased by the Company (other than the Owned Real Property, the Leased Real Property and the facilities located thereon); and (3) clean-up, remediation or capital expenditures reasonably necessary to achieve compliance with any new or modified permit conditions and to conduct operations as conducted on or prior to the Closing Date in the event the Hondo, Texas wastewater discharge permit pending for renewal is denied or modified, provided that Buyer must notify Seller prior to commencing any such clean-up or remediation or making any such capital expenditure, and provided, further, that Seller's liability under this clause
(g)(3) shall not exceed 50% of the damages, losses, liabilities, costs and expenses incurred in connection with the matters addressed by this clause
(g)(3);

                (h)   the bonuses referred to in Section 8.11 hereof;

                (i)   the Retained Plans; and

                (j)   the claims and litigation matters referred to in Section
3.16 of the Disclosure Schedule, Section 3.17 of the Disclosure Schedule and
Section 3.19 of the Disclosure Schedule which are marked with an asterisk (*).

To the extent the Company makes any severance or bonus payments after the Closing in respect of which Seller is obligated to indemnify Buyer and Company pursuant to clause (e), clause (f) or clause (h) of Section 10.2 hereof, Seller will reimburse the Company therefor within seven (7) days of Seller's receipt of supporting documentation.

          10.3 INDEMNIFICATION BY THE BUYER. The Buyer hereby indemnifies and holds harmless the Seller, and its representatives, owners, controlling persons and affiliates, against all claims, damages, losses, liabilities, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) incurred by them in connection with each and all of the following:

                (a) any breach by the Buyer of any representation or warranty in this Agreement;

                (b) any breach of any covenant, agreement or obligation of the Buyer contained in this Agreement;

                (c) subject to Seller's limited indemnity obligation under clause (e) of Section 10.2 hereof, any failure to comply with the notice and other requirements of the Worker Adjustment and Retraining Notification Act in connection with any plant closing or mass layoff which involves employees of the Company and which occurs at or after the Closing;

                (d) any post-Closing operation by employees of the Company of automobiles leased by Seller as of the Closing Date and previously made available to Company employees; and

                (e) any dealings, discussions, negotiations or bargaining between Buyer and its representatives, on the one hand, and the unions representing the Company's employees, on the other hand, occurring during the last 60 days, and any claims asserted by any of (i) the Company's union employees, (ii) the unions representing the Company's employees or (iii) the National Labor Relations Board in connection or relating to the negotiation or consummation of the transactions contemplated hereby.

          10.4  LIMITATIONS.

                (a) Except for breaches of Sections 8.1 and 8.4, the sole and exclusive remedy of Buyer and Seller against each other arising hereunder or in connection with the transactions contemplated hereby shall be to assert a claim for indemnification under this Section 10, it being the intention and agreement of the parties that all other claims and remedies shall be, and they hereby are, waived to the maximum extent permitted by law.

                (b) The Seller shall not be liable for breaches of its representations and warranties contained in this Agreement until Buyer has suffered aggregate losses in excess of $250,000, after which point, the Seller shall only be obligated to indemnify the Buyer against further losses in excess of such amount. Notwithstanding the foregoing, nothing in the previous sentence shall limit the indemnity obligations of the Seller under clauses (c) through
(j) of Section 10.2 or under Section 9.1. The Buyer shall not be liable for breaches of its representations and warranties contained in this Agreement until Seller has suffered aggregate losses in excess of $250,000, after which point, the Buyer shall only be obligated to indemnify the Seller against further losses in excess of such amount. Notwithstanding the foregoing, nothing in the previous sentence shall limit the indemnity obligations of Buyer under clauses (c) through (e) of Section 10.3.

                (c) The aggregate liability of the Seller hereunder shall not exceed $5,000,000, provided that nothing in this sentence shall limit the indemnity obligation of Seller under clauses (c) through (j) of Section 10.2 hereof or under Section 9.1 hereof and the amount of any indemnification paid by Seller pursuant to clauses (c) through (j) of Section 10.2 hereof or under
Section 9.1 hereof shall not be counted for purposes of such $5,000,000 limit. The aggregate liability of Buyer hereunder shall not exceed $5,000,000, provided that nothing in this sentence shall limit the indemnity obligation of Buyer under clauses (c) through
(e) of Section 10.3 hereof and the amount of any indemnification paid by Buyer pursuant to clauses (c) through (e) of Section 10.3 hereof shall not be counted for purposes of such $5,000,000 limit.

                (d) With respect to any indemnification claims against Seller described below, no such claim may be made against Seller, and Seller shall have no liability in respect of such claim, unless written notice of such claim is given to Seller on or before: (i) in the case of a claim for breach of the representation and warranty contained in Section 3.20 hereof, sixty (60) days after the date of expiration of all applicable statutes of limitation with respect to the assessment of any tax liability of the Company, and (ii) in the case of a claim for breach of any of the other representations and warranties made by Seller in Sections 2.1 through 2.3, inclusive, or Sections 3.1 and 3.3 through 3.32, inclusive, the second anniversary of the Closing Date.

                (e) The amount of losses or damages for which indemnification is paid or payable shall be reduced by any recoveries which the indemnified party receives under insurance policies and by any tax benefits which the indemnified party actually receives. Absent bad faith or manifest error, the amount of "tax benefits" as calculated by Buyer's regularly retained tax advisers or preparers shall be conclusive and binding on Seller, provided such calculations, and supporting documentation, are furnished to Seller.

                (f) Notwithstanding anything to the contrary elsewhere herein contained, Seller and Buyer acknowledge and agree that: (A) Seller makes no representations or warranties with respect to the Special Matters (as hereinafter defined) or any costs or liabilities associated therewith, (B) Buyer is acquiring the Shares subject to the Special Matters, (C) Seller has afforded to Buyer and its representatives the opportunity to conduct, and Buyer and its representatives have conducted and are relying solely upon, their own due diligence review and investigation of the Special Matters (including, without limitation, access to and review of the Company's facilities, properties, books and records and its key suppliers and customers), and (D) no claim may be made by Buyer against Seller, and Seller shall have no liability in respect of, the Special Matters. As used herein, the term "SPECIAL MATTERS" shall mean: (1) changes, due to normal operations, in the condition (financial or otherwise), properties, assets, liabilities, business, operations or affairs of the Company occurring after May 30, 1998; (2) the Company's relationships with customers and suppliers; (3) the matters referred to on the Schedule of "Universal-Rundle Closing Adjustments/Items" as identified in and attached to a side agreement of even date herewith between Seller and Buyer referring thereto; (4) the environmental matters referred to on Tables 2-8 as identified in and attached to a side agreement of even date herewith between Seller and Buyer referring thereto; (5) retiree medical and life benefits provided by the Company as referred to in Section 3.18 hereof and the Disclosure Schedule; and (6) the Company's union relations and any dealings or discussions between Buyer and its representatives, on the one hand, and the unions representing the Company's employees, on the other hand, occurring during the last 60 days.

          10.5 CLAIMS FOR INDEMNIFICATION. Whenever any claim shall arise for indemnification hereunder, the indemnified party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim, PROVIDED HOWEVER, that no delay on the part of the indemnified party shall release the indemnifying party of any liability or obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is damaged. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third-party, the notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the indemnifying party, which shall not be unreasonably withheld, unless suit shall have been instituted against it and the indemnifying party shall not have taken control of such suit after notification thereof.

          10.6 DEFENSE OF INDEMNIFYING PARTY. In connection with any claim to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense may, upon written notice to the indemnified party, assume the defense and control of any such claim or legal proceeding with counsel reasonably satisfactory to the indemnified party if the indemnifying party acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim. In any such claim or proceeding, (i) the indemnifying party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement, without the indemnified party's written consent (which shall not be unreasonably withheld or delayed) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any person or entity and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (ii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its written consent (which shall not be unreasonably withheld or delayed). The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the indemnifying party does not assume the defense of any such claim or litigation resulting therefrom within 30 days after the indemnified party gives notice to the indemnifying party of such claim or litigation, (a) the indemnified party may defend against such claim or litigation, in such manner it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate, and (b) the indemnifying party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense and (c) insofar as the indemnifying party has an indemnification obligation hereunder, the indemnifying party will be bound by any determination made with respect to such claim or in such proceeding or any compromise or settlement effected by the indemnified party.

     11.  GENERAL.

          11.1 NOTICES. All notices, demands and other communications hereunder shall be in writing and shall be made by hand delivery, telecopier, or overnight air courier guaranteeing next day delivery addressed as follows:

                (a)   if to the Buyer to:

                      Crane Plumbing
                      1235 Hartrey Avenue
                      Evanston, IL 60202
                      Attention: Reed L. Beidler

                with a copy sent contemporaneously to:

                      Baker & McKenzie
                      One Prudential Plaza
                      130 E. Randolph Drive
                      Chicago, IL 60601
                      Attention: Neal A. Klegerman, Esq.

                (b)   if to the Seller, to:

                      Nortek, Inc.
                      50 Kennedy Plaza
                      Providence, RI 02903
                      Attention: President
                      Fax: (401) 751-4610
                with a copy sent contemporaneously to the Seller marked "Attention: General Counsel"; or

                (c) to such other address as the party receiving such notice shall have properly designated to the other party hereto in writing.

     Each such notice shall be deemed given at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

          11.2 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof (including without limitation the letter agreement between the parties dated February 27, 1998 which shall be terminated and have no further force or effect as of the date hereof) and shall not be amended except by a written instrument hereafter signed by the parties hereto.

          11.3 INTERPRETATION. This Agreement has been prepared, and negotiations in connection herewith have been carried on, by the joint efforts of the parties hereto and their respective counsel. This Agreement is to be construed fairly and simply and not strictly for or against any of the parties hereto.

          11.4 GOVERNING LAW. The validity and construction of this Agreement shall be governed by the internal substantive laws of the State of Delaware.

          11.5 TABLE OF CONTENTS; SECTIONS AND SECTION HEADINGS. The table of contents hereto, and the headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

          11.6 ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the heirs and successors of each of the parties. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other party hereto; PROVIDED, HOWEVER, that nothing contained in this Section 11.6 shall prevent the Buyer, without the consent of the Seller, from transferring or assigning this Agreement or its rights or obligations hereunder to another entity controlling, under the control of, or under common control with the Buyer including but not limited to CR/PL. No such transfer or assignment shall relieve the Buyer of its obligations hereunder, provided if Seller, Buyer and CR/PL shall enter into an Assignment and Assumption Agreement in the form of EXHIBIT A attached hereto, Buyer shall be relieved of its obligations hereunder as therein provided.

          11.7 NO IMPLIED RIGHTS OR REMEDIES. Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any person, firm or corporation, other than the Seller and the Buyer, any rights or remedies under or by reason of this Agreement.

          11.8 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          11.9 AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the Seller and the Buyer.

          11.10 WAIVER OF COMPLIANCE. Any failure of the Seller, on the one hand, or the Buyer, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by the Seller (in respect of failures by the Buyer) or the Buyer (in respect of failures by the Seller).

          11.11 DELIVERY BY FACSIMILE. Delivery of an executed counterpart of a signature page to this Agreement by telecopier or facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                                      SELLER:

                                      NORTEK, INC.


                                      By: _________________________
                                      Title: ______________________



                                      BUYER:


                                      /s/ Reed L. Beidler
                                      -----------------------------
                                      Reed Beidler

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above written.

                                      SELLER:

                                      NORTEK, INC.


                                      By: /s/ Kevin W. Donnelly
                                          --------------------------------------

                                      Title: Vice President and General Counsel
                                            ------------------------------------


                                      BUYER:



                                      ------------------------------------------
                                      Reed Beidler

                             DISCLOSURE SCHEDULE TO
                THE STOCK PURCHASE AGREEMENT DATED JULY 10, 1998
                  BY AND BETWEEN REED BEIDLER AND NORTEK, INC.





     Pursuant to Section 601(b)(2) of Regulation S-K, the disclosure schedule to the Stock Purchase Agreement dated July 10, 1998 by and between Reed Beidler and Nortek, Inc. has been omitted and the registrant agrees to furnish supplementally a copy of such disclosure schedule to the Commission upon request.